SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                        UNDISCOVERED MANAGERS FUNDS

Address of Principal Business Office
(No. & Street, City, State, Zip Code):       Plaza of the Americas
                                             700 North Pearl Street, 17th Floor
                                             Dallas, Texas 75201

Telephone Number (including area code):      (214) 999-7200

Name and address of agent for service of process:

                                             Mark P. Hurley
                                             President and CEO
                                             Undiscovered Managers, LLC
                                             Plaza of the Americas
                                             700 North Pearl Street, 17th Floor
                                             Dallas, Texas 75201


                             Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                                Yes |X|     No |_|

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Dallas and the State of Texas, on the 10th day of October, 1997.

                           UNDISCOVERED MANAGERS FUNDS

                                              /s/ Mark P. Hurley
                                            By:---------------------------------
                                               Mark P. Hurley
                                               President


Attest:

/s/ John Kingston, III
----------------------------
John Kingston, III
Attorney